Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2004 RESULTS

JASPER, IN (October 28, 2003) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the first quarter of fiscal year 2004, which ended September 30, 2003.

Consolidated Overview
Net sales for the fiscal 2004 first quarter totaled $274.2 million, down from net sales of $290.1 million reported for the fiscal 2003 first quarter, as sales in both the Electronic Contract Assemblies segment and the Furniture and Cabinets segment decreased from the prior year. The Company's net income in the current year first quarter totaled $3.1 million, or $0.08 per Class B share, inclusive of costs associated with executing incremental cost scaling actions under the Company's previously announced restructuring plan. Costs associated with restructuring activities totaled $0.4 million after-tax, or $0.01 per share for the current year first quarter. The Company's net income in the prior year first quarter was $0.12 per share.

The Company's gross profit percentage in the 2004 fiscal first quarter increased from the prior year first quarter on a slight improvement in margins in the Electronic Contract Assemblies segment. Consolidated SG&A costs for the current year first quarter are lower in dollars when compared to the prior year, as a result of management's continued efforts to manage the Company's cost structure. Consolidated operating income in the 2004 fiscal year first quarter decreased below the prior year first quarter, driven primarily by the lower volumes and the restructuring costs.

The Company generated $21.0 million of cash flow from operating activities in the current year first quarter, compared to $14.7 million in the prior year.

"Our Electronics segment struggled with lower sales volumes this quarter, as this industry continues to experience significant excess capacity and increased pricing pressures. We continue to look for new opportunities in this segment as we execute our strategy of diversifying our customer and program base," stated Kimball International Chairman and Chief Executive Officer, Douglas A. Habig. "Our Furniture and Cabinets segment sales also declined for the quarter when compared to last year, but increased from the most recent quarter. While we are still very cautious about the future, we did experience a recent increase in order activity within this segment. The quick ramp-up in production related to the increased order activity has caused some short-term delays in shipping product. However, we are confident that we will resolve these issues expediently." stated Mr. Habig.

Furniture and Cabinets Segment
The Furniture and Cabinets segment recorded net sales of $172.0 million during the first quarter of fiscal 2004, a decline of 3% from net sales of $178.0 million in the prior year first quarter. Sales increased in the Company's branded furniture products, which includes office, residential and hospitality furniture, and in the forest products offerings, while the contract manufacturing product line experienced a sales decline in the current year first quarter when compared to the prior year.

This segment recorded a net loss in the first quarter of fiscal year 2004, inclusive of after-tax restructuring costs of $0.3 million, compared to a slight net income in the prior year comparable quarter. This segment's gross profit percentage fell below the prior year, resulting from higher material and freight costs. Start-up costs associated with a new contract television cabinet assembly facility in Mexico also negatively impacted results for the current year first quarter. Benefits associated with restructuring activities that were initiated in fiscal year 2003 helped to mitigate the losses in the current quarter. Losses in the forest products product line in the fiscal 2004 first quarter totaled $0.05 per share, inclusive of $0.01 per share in restructuring charges. While these losses in the forest products offerings continue to affect overall segment profitability, the losses have declined from the prior year first quarter as restructuring benefits associated with the exit of the wood dimension operations and the face veneer operations in fiscal year 2003 are being realized.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment net sales were $102.0 million during the first quarter of fiscal 2004, a reduction of 9% from net sales of $112.1 million during the prior year first quarter, due primarily to lower electronic assembly sales to customers in the computer and telecommunications industries which more than offset increased sales to the transportation and medical industries.

Net income in this segment for the first quarter of fiscal year 2004 declined from the same period last year due to the lower sales volumes, offset, in part, by the exit of an underperforming facility in fiscal year 2003 which had been operating at a loss.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2003.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 2:00 PM Eastern Time today, October 28, 2003. To listen to the live conference call, dial 800-299-7635. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 11, 2003, at 888-286-8010. The pass code to access the replay is 21931747.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential, hospitality and healthcare industries, all sold under the Company's family of brand names. Other products produced by the Furniture and Cabinets segment on a contract basis include television cabinets and stands, residential furniture, retail infrastructure products and forest products. The Electronic Contract Assemblies segment provides similar engineering and manufacturing services to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share)	Three Months Ended
	September 30, 2003	September 30, 2002

Net Sales	$274,175	100.0%	$290,115	100.0%
Cost of Sales	213,214	77.8%	226,697	78.1%

Gross Profit	60,961	22.2%	63,418	21.9%

Selling, General & Administrative Expenses	55,407	20.2%	57,197	19.8%
Restructuring Expense	1,763	0.6%	-0-	0.0%

Operating Income	3,791	1.4%	6,221	2.1%
Other Income, Net	927	0.3%	1,101	0.4%

Income Before Income Taxes	4,718	1.7%	7,322	2.5%
Provision for Income Taxes	1,640	0.6%	2,724	0.9%

Net Income	$ 3,078	1.1%	$ 4,598	1.6%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.08		$0.12
Class B	$0.08		$0.12
Diluted:
Class A	$0.08		$0.12
Class B	$0.08		$0.12

Average Shares Outstanding (000's)
Basic	38,082		38,043
Diluted	38,105		38,060

Condensed Consolidated Statement of Cash Flows
(Unaudited) ($000's)	September 30, 2003	September 30, 2002

Net Cash Flow provided by Operating Activities	20,979	14,711
Net Cash Flow provided by (used for) Investing Activities	(8,426)	6,712
Net Cash Flow used for Financing Activities	(6,852)	(6,066)
Effect of Exchange Rates	(17)	22

Net Increase in Cash & Cash Equivalents	5,684	15,379
Cash & Cash Equivalents at Beginning of Year	51,291	18,662

Cash & Cash Equivalents at End of Year	$56,975	$34,041

Cash & Cash Equivalents	$56,975	$34,041
Short-Term Investments	31,093	39,632

Totals	$88,068	$73,673

Condensed Consolidated Balance Sheets ($000's)
Assets	(Unaudited) September 30, 2003	June 30, 2003

Cash, Cash Equivalents and Short-Term Investments	$ 88,068	$ 82,020
Receivables, Net	126,766	126,585
Inventories, Net	92,820	87,299
Other Current Assets	40,240	42,523
Property & Equipment, Net	194,365	198,981
Capitalized Software, Net	42,108	42,376
Other Assets	37,838	35,860

Totals	$622,205	$615,644

Liabilities & Share Owners' Equity
Current Liabilities	$147,356	$137,646
Long-Term Debt, Less Current Maturities	609	833
Deferred Income Taxes & Other	41,492	41,749
Share Owners' Equity	432,748	435,416

Totals	$622,205	$615,644